Exhibit 3.4

                                CERTIFICATE OF
                               AMENDMENT OF THE
                         CERTIFICATE OF INCORPORATION
                                      OF
                               IVOICE.COM, INC.

         UNDER SECTION 242 OF THE GENERAL CORPORATION LAW OF DELAWARE

                                  # # # # #

      The undersigned, being President and Chief Executive Officer of iVoice.com, Inc., a Delaware corporation (the "Corporation"), hereby certifies that:

            (a)   The name of the Corporation is iVoice.com, Inc.

            (b) The date the Certificate of Incorporation was filed by the Department of State was October 20, 1989;

            (c) The amendment of the Corporation's Certificate of Incorporation affected by this Certificate of Amendment is as follows:

1. The Certificate of Incorporation of the Corporation is hereby amended pursuant to the authorization of the Board of Directors of the Corporation, so as to add an additional Section 4 to Article IV of the Certificate of Incorporation providing the holders of Class B common stock was a right to convert the Class B Common stock into Class A common stock is added to read as follows:

                  Section 4. At the option of the holder of the Class B common stock of the Corporation, the shares of Class B common stock may be converted, either in whole or in part, into Class A common stock of the Corporation at any time, at the conversion ratio equal to 100 shares of Class A common stock for each Class B common stock share that is converted by the holder.

2. The foregoing amendment of the Corporation's Certificate of Incorporation was adopted by the board of Directors of the Corporation (the "Board") through unanimous written consent in lieu of meeting on April 24, 2000, and approved and ratified by the Corporation's shareholders through written consent in lieu of meeting on April 24, 2000 given in accordance with the provisions of
   Section 228 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Certificate of Incorporation to be executed by a duly authorized officer on April 27, 2000.

                                    IVOICE.COM, INC.

                                    By:  /s/ Jerome Mahoney
                                         ------------------
                                         Jerome Mahoney
                                         President and Chief Executive Officer